SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) August 15, 2001

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

NEWS RELEASE

CV Lauds Vermont Yankee Sale, Consumer Cost Savings

RUTLAND -- Central Vermont Public Service President Bob Young lauded the sale of Vermont Yankee Nuclear Power Plant today, saying the sale to Entergy Corp. will provide Vermonters with substantial power savings and risk mitigation.

"If approved by regulators, this sale will play an important role in our ongoing efforts to reduce costs for our customers," Young said. "Consumers and the company will see significant direct cost savings, as well as less obvious but equally important benefits such as built-in market price protections and mitigation of the financial risks associated with operating a nuclear plant."

The $180 million Vermont Yankee sale was announced today by Vermont Yankee and Entergy, the successful bidder in an auction conducted by JP Morgan, which has been involved in 11 of the past 13 nuclear plant sales in the United States.

"Entergy has worked very hard with us to address all the issues related to the sale, and provide an offer that will work for Vermonters," Young said.

The sale must be approved by numerous regulators, including the Vermont Public Service Board, the Securities and Exchange Commission and the Nuclear Regulatory Commission. CVPS owns 31.3 percent of the plant.

Young said the sale and an attached power purchase agreement would provide CVPS customers with a stable supply of power through the plant's licensed life at prices lower than the current owners could generate power. The agreement includes prices that generally range from 3.9 cents to 4.5 cents per kilowatt-hour.

"For CV's customers alone, the agreement means savings of approximately $78 million in power costs between now and 2012," Young said. "The power costs in the contract are competitive, and will provide CV and our customers with a stable, reasonable price, especially when compared to the volatility and uncertainty that exists in the spot market."

The power purchase agreement includes a mechanism, known as a low-market price adjuster, to ensure Vermonters will benefit if the market price of power drops below the contract price.

"We're protected on the upside by the fixed prices for power, and on the downside by the market price adjuster," Young said. "This gives our customers the best of both worlds."

Young also noted several other benefits to Vermont in the sale agreement. They include:

* Power cost risk mitigation. When VY is off line for planned or unplanned outages, CV and other owners are now forced to go into the market to buy power, while still paying the costs of Vermont Yankee. Under the sale, CV will no longer have that risk, as the company will pay nothing to VY when the plant isn't running.

* Decommissioning risk mitigation. The deal puts all risk for an increase in decommissioning costs on Entergy, without any top-off of the decommissioning fund by the sellers or Vermont consumers.

* Possible decommissioning fund rebates. If the plant life is extended and the decommissioning fund grows beyond what is ultimately needed as a result of the longer time period, the surplus will be shared with ratepayers.

* Job certainty at Vermont Yankee. Entergy has agreed to keep all 450 VY employees, and to honor existing union agreements.

* Relicensing review. Entergy agreed to condition any license extension for the plant on approval by the Vermont Public Service Board.

* Plant access. Entergy committed to ensure that Vermont regulators will be granted all plant access and information currently provided by the existing owners.

Young credited the Department of Public Service and the Public Service Board for their oversight over the past several months, which he said helped VY's owners strike the best deal possible.

"This agreement will provide real benefits to Vermonters," Young said. "I look forward to working with the Public Service Board and Department of Public Service as they begin to analyze the agreement and its effects."

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President, Corporate Secretary, and General Counsel

August 15, 2001